Exhibit 15

                      TRANSACTIONS IN SHARES OF THE COMPANY

                  The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days. All such transactions involved purchases of Shares and were effected on The New York Stock Exchange.

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

   Nature of Transaction           Date of Transaction             Number of Shares           Price per Share (Excluding
                                                                                                     Commissions)
----------------------------    ---------------------------    --------------------------     ----------------------------

           Sale                          12/08/00                      (10,000)                         $2.8750
           Sale                          12/11/00                      ( 5,000)                         $2.8193

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